Exhibit 10.10
KEYCORP
ANNUAL PERFORMANCE PLAN
(JANUARY 1, 2008 RESTATEMENT)
1.	Purpose. The purpose of the KeyCorp (the “Company”) Annual Performance Plan (the “Plan”) is to promote the profitable growth of the Company by:
(a)	Providing rewards for achieving specified performance goals.

(b)	Recognizing corporate, business unit and individual performance and achievement.

(c)	Attracting, motivating and retaining superior executive talent.
2.	Administration. The Compensation Committee (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan, based on the recommendations of senior management. It is the responsibility of senior management of the Company to execute the provisions of the Plan in accordance with the Committee’s directions.

3.	Participation. The participant group will consist of the Chief Executive Officer and any officer of the Company reporting directly to the Chief Executive Officer.

4.	Establishment of Incentive Opportunities.
(a)	On or before March 30 of each year, the Committee shall select objective performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following:
(i)	Earnings per share

(ii)	Total revenue

(iii)	Net interest income

(iv)	Noninterest income

(v)	Net income

(vi)	Net income before tax

(vii)	Noninterest expense

(viii)	Efficiency ratio

(ix)	Return on equity

(x)	Return on assets

(xi)	Economic profit added

(xii)	Loans

(xiii)	Deposits

(xiv)	Tangible Equity

(xv)	Assets

(xvi)	Net Charge-Offs

(xvii)	Nonperforming assets
The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function with, the Company. The Corporate Performance Goals may be made relative to the performance of other corporations.
(b)	On or before March 30 of each year, the Committee will assign a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity of greater than $7,500,000.

(c)	A participant’s Individual Incentive Opportunity in any year is the maximum amount that a participant can receive under this Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year, any of the other performance goals listed above or any other measure) and on the achievement of individual goals (collectively, the “Individual Performance Goals”). The Committee will establish the Individual Performance Goals, including the relative allocations to corporate, business unit and individual performance annually for each participant.
5.	Award Determination.
(a)	At the end of each year, the Committee will determine the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals.

(b)	At the end of each year, the Committee will assess each participant’s performance against the Individual Performance Goals and will make a determination as to whether, and to what extent, the goals have been achieved.

Based on this assessment, the Committee will determine whether the participant is entitled to all of his or her Individual Incentive Opportunity or whether a lesser amount (or none at all) has been earned (“Award”).
6.	Award Payments. Awards under the Plan will be paid in cash as soon as practicable on or about March 15 of the year following the applicable annual performance period. Any Award payable to a participant in excess of $100,000 will have a percentage of the Award paid to the participant in KeyCorp time-lapsed restricted common shares or units based on the following allocation structure:
•	Twenty percent (20%) of the participant’s Award amount between $100,000 up to and including $500,000 will be paid to the participant in restricted shares/units.

•	Twenty five percent (25%) of the participant’s Award amount between $500,000 up to and including $1,000,000 will be paid to the participant in restricted shares/units.

•	Thirty percent (30%) of the participant’s Award amount greater than $1,000,000 will be paid to the participant in restricted shares/units.
All restricted shares/units awarded to the participant in accordance with provisions of this Section 6 will be subject to a three-year graded vesting period, which will commence as of the date of the restricted stock/units grant. The vesting period will be measured based on consecutive full calendar months. In the event of the participant’s death or disability, or in the event the participant is terminated under limited circumstances, the participant’s restricted shares/units shall vest in accordance with the provisions of the applicable grant agreement.
All restricted shares/units shall be granted under the KeyCorp 2004 Equity Compensation Plan, and the terms and conditions of each individual grant agreement shall control the disposition and payment of all vested restricted shares/units, including all restrictions mandated under Section 409A of the Code.
7. Deferral of Cash Award. All cash Awards may be deferred to the KeyCorp Deferred Savings Plan in accordance with the deferral requirements of the Deferred Savings Plan and the election and deferral requirements of Section 409A of the Code.

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